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Exhibit 99.1

News Release

Babcock & Wilcox Enterprises Announces First Quarter 2019 Results

- The Babcock & Wilcox segment increased revenues by 18.5% and adjusted EBITDA by 115%
-The SPIG segment returned to profitability and increased adjusted EBITDA by $8 million
- Consolidated operating loss was $74.5 million lower, and adjusted EBITDA improved by $72.7 million

(BARBERTON, Ohio – May 9, 2019) – Babcock & Wilcox Enterprises, Inc. ("B&W Enterprises") (NYSE: BW) announced today first quarter 2019 revenues of $231.9 million, a decrease of $21.2 million, or 8.4%, compared to the first quarter of 2018. The decrease was primarily the result of several EPC contracts being in the final stages of completion in the first quarter of 2019. GAAP net loss from continuing operations in first quarter 2019 improved to $49.9 million compared to $116.8 million in first quarter 2018. Adjusted EBITDA also improved by $72.7 million to negative $5.0 million compared to negative $77.6 million in the prior year period. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. A reconciliation of adjusted EBITDA to the most directly comparable GAAP measure is provided in the exhibits to this release.

"Our performance in the first quarter of 2019 reflects the impact of the strategic actions we have taken over the past several months. Combined with the settlements we reached in March 2019 and our additional financing, we have momentum on our path to profitability," said Kenneth Young, Chief Executive Officer. "Our Babcock & Wilcox segment continues to perform well, and our change in strategy for the SPIG segment is beginning to drive results. As 2019 progresses, we expect the core strengths of our businesses to continue to become more visible to our customers and shareholders. We are also making progress on our cost-savings initiatives, and looking forward, we continue to target a run-rate adjusted EBITDA of approximately $100 million as we exit 2020, not including corporate overhead."

“Over the past six months, our customers and employees have seen a major transformation at Babcock & Wilcox Enterprises and are responding positively as we have made significant changes to improve our business and have shared new information about our strategic path to profitability," Young continued. "We are optimistic as we see new opportunities emerging as a result of our recent efforts. Going forward, we expect to see improvement each quarter as our cost-savings initiatives continue to impact bottom-line results and as we minimize EPC contract losses under the terms of the settlements we achieved in March 2019. Our dedicated employees continue to deliver world-class products and services that reflect the strengths of our more than 150-year heritage. We are laser-focused on delivering high-quality technologies that provide solutions for our customers and strong results for our shareholders."

Results of Operations

Consolidated revenues in first quarter 2019 were $231.9 million, down 8.4% compared to first quarter 2018 primarily due to several EPC contracts being in the final stages of completion in the first quarter of 2019 The GAAP operating loss in first quarter 2019 was $32.0 million compared to an operating loss of $106.4 million in first quarter 2018. Prior to the first quarter of 2019, the most significant drivers of the Company's operating losses were the charges for the six European engineering, procurement and construction (EPC) loss contracts. In the first quarter of 2019, the most significant drivers of our operating losses were settlement costs, restructuring activities, and advisory fees. Adjusted EBITDA was negative $5.0 million compared to negative $77.6 million in first quarter 2018.

In the first quarter of 2019, the Company changed its calculation of adjusted EBITDA to exclude net pension benefit, foreign currency exchange effects and other income (expense); all references to adjusted EBITDA in this release exclude these items on a consistent basis. Net pension benefit before mark-to-market adjustments was $3.4 million in the first quarter of 2019, compared to $7.0 million in the prior-year quarter; foreign exchange impact was negative $10.2 million in the first quarter of 2019, compared to positive $2.5 million in the prior-year quarter.

Babcock & Wilcox segment revenues increased 18.5% to $188.6 million in the first quarter of 2019 compared to $159.1 million in the prior-year period, mainly driven by large construction new build and industrial projects, partially offset by a decrease in parts sales. Gross profit in the Babcock & Wilcox segment in first quarter 2019 was $31.1 million, compared to $30.9 million in the prior-year period, reflecting the increase in lower-margin construction revenue as a percentage of total revenue including construction services at no margin for the SPIG segment on its single loss project in the U.S. Gross profit margin was 16.5%, compared to 19.4% in the same period last year. Adjusted EBITDA in first quarter 2019 increased 115% to $9.0 million, compared to $4.2 million in last year's quarter; this increase is mainly attributable to the impact of cost-savings initiatives partially offset by an approximately $2.3 million increase in the level of corporate overhead being absorbed by the segment compared to the prior-year quarter. Adjusted EBITDA margin was 4.8% compared to 2.6% in the same period last year.

SPIG segment revenues decreased 21.3% to $28.9 million in first quarter 2019 compared to $36.7 million in first quarter 2018, mainly due to lower volume of new build cooling system projects as expected following the change in strategy to improve profitability by more selectively bidding and focusing on core geographies and products, and a lower volume of aftermarket services. Gross profit improved to a positive $3.7 million in first quarter 2019, compared to a gross profit of negative $2.8 million in the prior-year period. This improvement was primarily due to the effects of the new strategy and to continued progress made on the small number of remaining legacy new build cooling systems contracts in the quarter without significant increases in estimated costs, compared to the first quarter of 2018 when higher estimated costs to complete were incurred. Adjusted EBITDA improved by $8.0 million to positive $0.7 million compared to negative $7.3 million in the same period last year, driven by the improvement in gross profit and the benefits of cost-savings initiatives.

Vølund & Other Renewable segment revenues in the segment were $29.5 million for first quarter 2019, compared to $60.0 million in first quarter 2018. First quarter revenues were lower compared to the prior year quarter as several of the European EPC loss contracts were in the final stages of completion in 2019, resulting in lower construction revenue being recognized than in 2018. The quarter-over-quarter variance was also driven by the sale of Palm Beach Resource Recovery Corporation (PBRRC) in September 2018 and the previous decision to limit bidding on Vølund renewable energy contracts. The segment gross profit improved $47.6 million to negative $2.9 million in first quarter 2019, compared to negative $50.4 million reported in first quarter 2018. In the first quarter of 2018, the segment recorded $52.6 million in net losses resulting from changes in the estimated revenues and costs to complete the six European EPC loss contracts, compared to $4.1 million of equivalent losses recorded in the first quarter of 2019. Beyond the effect of the EPC loss contracts, the first quarter 2019 gross profit also included lower levels of direct overhead support and warranty expense, offset by the absence of gross profit from PBRRC. Adjusted EBITDA in the quarter was negative $8.9 million compared to negative $61.8 million in the first quarter last year, mainly due to improved gross profit as well as lower SG&A, reflecting the benefits of restructuring and cost reductions.

European EPC Loss Projects

As of March 2019, four of the six European EPC loss contracts had been turned over to the customers, with only punch list or agreed remediation items remaining, some of which are expected to be performed during the customers' scheduled maintenance outages. This applies to the first, third, fourth and sixth projects. On March 29, 2019, the Company reached settlements with the customers for the second and fifth European EPC projects, which significantly limited the Company's remaining obligations related to these projects. The Company also reached an agreement to terminate its obligations on an additional European waste-to-energy EPC contract which had not yet reached the project phase. The settlements became binding on April 5, 2019 upon payment using a portion of the proceeds from Tranche A-3 of the last-out-term loans described below. A more detailed project status summary is contained in the Company's 10-Q.

Financing, Liquidity and Balance Sheet

In the first quarter of 2019, the Company entered into several amendments to its revolving credit facility. On March 19, 2019, the Company borrowed $10.0 million of additional funding under Tranche A-2 of the last-out term loans from B. Riley Financial, Inc. (a related party, and collectively with its affiliates "B. Riley") to support working capital needs. On April 5, 2019, the Company's most recent amendment to its credit agreement was completed to provide $150.0 million of Tranche A-3 last-out term loans from B. Riley as well as an uncommitted incremental facility of up to $15.0 million. The proceeds from the last-out term loans were used to pay amounts due under the EPC loss project settlement agreements and debt placement fees and expenses; the remainder is available for future working capital needs.

As part of the most recent amendment, and in connection with the Tranche A-3 last-out term loans, the Company agreed to seek shareholder approval to execute a $50 million rights offering at $0.30 per share within six months; exchange all of the principal ($37.1 million as of April 2, 2019) of the last-out term loan held by Vintage Capital Management, LLC for common stock at $0.30 per share; issue approximately 16.7 million warrants, each to purchase one share of common stock at $0.01 per share to B. Riley or its designee as further consideration under Tranche A-3 of the last-out term loans; and execute a reverse stock split. The amendment permits the Company to repay up to $86 million of the last-out term loans using the proceeds from the rights offering.

The most recent amendment also, among other things, increases the Company's borrowing capacity by reducing the Company's required minimum liquidity to $30 million from $40 million. It allows for issuance of up to $20 million of new letters of credit with respect to any future Vølund projects, permits letters of credit to expire one year after the maturity date of the revolving credit facility, and creates a new event of default for the failure to terminate the existing credit facility on or prior to March 15, 2020. The Company intends to refinance the revolving credit facility as required.

After giving effect to the proceeds received under the last-out term loans borrowed on April 5, 2019, making the EPC loss project settlement payments, and repaying a portion of the existing revolver debt, the Company had a cash and cash equivalents balance of approximately $41 million and borrowing availability of approximately $35 million.

Continuing Cost-Savings Measures Targeting $100 Million In Annual Savings

The Company continues to target approximately $100 million in annualized savings through its cost savings initiatives. Roughly three quarters of these savings measures have been implemented to date with the balance to be implemented in 2019 and a small amount in 2020. Cost savings have been identified across all segments and at the Corporate level, and the implementation plan and savings are progressing in line with expectations. The Company continues to evaluate dispositions and additional opportunities for cost savings.

NYSE Listing Standards

On November 27, 2018, the Company received notification from the New York Stock Exchange (NYSE) that the Company has fallen below its continued listing criteria based on the price of the Company's common stock. The Company intends to ask its shareholders to approve a resolution to, among other things, effect a reverse stock split of the Company's shares of common stock at its annual shareholders meeting. Based on the expected timing of the annual shareholder meeting, the Company is permitted under NYSE rules to go beyond the six-month cure period to request required shareholder approval on a corporate action.

Forward-Looking Statements

B&W Enterprises cautions that this release contains forward-looking statements, including, without limitation, statements relating to our strategic objectives; our business execution model; management’s expectations regarding the industries in which the Company operates; our guidance and forecasts; our projected operating margin improvements, savings and restructuring costs; our U.S. revolving credit facility; and project execution. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, our ability to continue as a going concern; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; our ability to satisfy the liquidity and other requirements under our revolving credit facility as recently amended; our ability to refinance said facility in a timely manner, if at all; our ability to obtain all stockholder and regulatory approvals for the rights offering, issuance of warrants, reverse stock split and related transactions; our ability to complete said transactions in a timely manner, if at all; the highly competitive nature of our businesses; general economic and business conditions, including changes in interest rates and currency exchange rates; general developments in the industries in which the Company is involved; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, joint venture partners or suppliers to perform their obligations on time and as specified; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost-savings initiatives; our ability to successfully address productivity and schedule issues in our Vølund and Other Renewable segment, including the ability to complete our European EPC projects within the expected time frame and the estimated costs; our ability to successfully partner with third parties to win and execute renewable contracts; changes in our effective tax rate and tax positions; our ability to maintain operational support for our information systems against service outages and data corruption, as well as protection against cyber-based network security breaches and theft of data; our ability to protect our intellectual property and renew licenses to use intellectual property of third parties; our use of the percentage-of-completion method of accounting; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; changes in, or our failure or inability to comply with, laws and government regulations; actual or anticipated changes in governmental regulation, including trade and tariff policies; difficulties the Company may encounter in obtaining regulatory or other necessary permits or approvals; changes in, and liabilities relating to, existing or future environmental regulatory matters; changes in actuarial assumptions and market fluctuations that affect our net pension liabilities and income; potential violations of the Foreign Corrupt Practices Act; our ability to successfully compete with current and future competitors; the loss of key personnel and the continued availability of qualified personnel; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where the Company does business or seek new business; the possibilities of war, other armed conflicts or terrorist attacks; the willingness of customers and suppliers to continue to do business with us on reasonable terms and conditions; our ability to successfully consummate strategic alternatives for non-core assets, if the Company determines to pursue them; and our ability to maintain the listing of our common stock on the NYSE. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W Enterprise’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. B&W Enterprises cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W Enterprises
Headquartered in Barberton, Ohio, Babcock & Wilcox Enterprises is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.
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Investor Contact:	Media Contact:
Megan Wilson	Ryan Cornell
Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox Enterprises	Babcock & Wilcox Enterprises
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three months ended March 31,
	2019	2018
Revenues	$231.9	$253.2
Costs and expenses:
Cost of operations	201.1	277.3
Selling, general and administrative expenses	42.4	59.4
Advisory fees and settlement costs	13.6	3.1
Restructuring activities and spin-off transaction costs	6.1	6.9
Research and development costs	0.7	1.1
Total costs and expenses	263.9	347.8
Equity in income and impairment of investees	—	(11.8)
Operating loss	(32.0)	(106.4)
Other income (expense):
Interest expense	(11.1)	(13.5)
Interest income	0.6	0.2
Benefit plans, net	3.0	7.0
Foreign exchange	(10.2)	2.5
Other – net	0.4	0.4
Total other expense	(17.3)	(3.4)
Loss before income tax expense	(49.2)	(109.9)
Income tax expense	0.6	7.0
Loss from continuing operations	(49.9)	(116.8)
Loss from discontinued operations, net of tax	—	(3.5)
Net loss	(49.9)	(120.3)
Net income (loss) attributable to noncontrolling interest	0.1	(0.1)
Net loss attributable to stockholders	$(49.8)	$(120.4)

Basic and diluted loss per common share:
Continuing operations	$(0.29)	$(2.65)
Discontinued operations	—	(0.08)
Basic and diluted loss per common share	$(0.29)	$(2.73)

Shares used in the computation of earnings per share:
Basic and Diluted	168.8	44.2

(1) Figures may not be clerically accurate due to rounding.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)

(In millions, except per share amount)	March 31, 2019	December 31, 2018
Cash and cash equivalents	$43.5	$43.2
Restricted cash and cash equivalents	7.0	17.1
Accounts receivable – trade, net	203.2	197.2
Accounts receivable – other	57.0	44.7
Contracts in progress	136.4	144.7
Inventories	63.8	61.3
Other current assets	45.9	41.4
Total current assets	556.8	549.6
Net property, plant and equipment	85.0	90.9
Goodwill	47.1	47.1
Intangible assets	29.1	30.8
Right-of-use assets	15.1	—
Other assets	31.8	27.1
Total assets	$764.9	$745.5

Revolving credit facilities	175.3	145.5
Last out term loans	42.4	30.6
Accounts payable	202.9	199.9
Accrued employee benefits	23.1	19.3
Advance billings on contracts	155.3	149.4
Accrued warranty expense	44.8	45.1
Lease liabilities	4.9	—
Other accrued liabilities	117.2	122.1
Total current liabilities	765.9	712.0
Pension and other accumulated postretirement benefit liabilities	277.8	281.6
Noncurrent lease liabilities	10.0	—
Other noncurrent liabilities	29.1	29.2
Total liabilities	1,082.7	1,022.8

Commitments and contingencies	—	—
Stockholders' (deficit) equity:
Common stock, par value $0.01 per share, authorized 200,000 shares; issued and outstanding 168,862 and 168,791 shares at March 31, 2019 and December 31, 2018, respectively	1.7	1.7
Capital in excess of par value	1,047.5	1,047.1
Treasury stock at cost, 5,924 and 5,872 shares at March 31, 2019 and December 31, 2018, respectively	(105.6)	(105.6)
Accumulated deficit	(1,267.7)	(1,217.9)
Accumulated other comprehensive loss	(2.5)	(11.4)
Stockholders' deficit attributable to shareholders	(326.6)	(286.1)
Noncontrolling interest	8.7	8.8
Total stockholders' deficit	(317.9)	(277.3)
Total liabilities and stockholders' deficit	$764.9	$745.5
(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Three months ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(49.9)	$(120.3)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of long-lived assets	7.3	9.1
Amortization of deferred financing costs, debt discount and payment-in-kind interest	5.7	5.0
Amortization of right of use assets	1.5	—
Income from equity method investees	—	(6.6)
Other-than-temporary impairment of equity method investment in TBWES	—	18.4
Losses on asset disposals and impairments	—	0.5
(Benefit from) provision for deferred income taxes, including valuation allowances	(0.2)	1.1
Mark to market losses (gains) and prior service cost amortization for pension and postretirement plans	—	(0.4)
Stock-based compensation, net of associated income taxes	0.4	0.2
Changes in assets and liabilities:
Accounts receivable	0.2	17.3
Contracts in progress and advance billings on contracts	9.9	(18.3)
Inventories	(3.2)	4.3
Income taxes	—	10.1
Accounts payable	4.6	(3.0)
Accrued and other current liabilities	6.5	(3.8)
Accrued contract loss	(30.9)	6.9
Pension liabilities, accrued postretirement benefits and employee benefits	(0.6)	(9.6)
Other, net	11.0	4.6
Net cash used operating activities	(37.7)	(84.8)
Cash flows from investing activities:
Purchase of property, plant and equipment	(0.3)	(3.2)
Proceeds from sale of business	—	5.1
Proceeds from sale of equity method investments in joint venture	—	21.1
Purchases of available-for-sale securities	(6.0)	(9.6)
Sales and maturities of available-for-sale securities	1.0	9.5
Other, net	0.1	0.2
Net cash (used) from investing activities	(5.3)	23.0
Cash flows from financing activities:
Borrowings under our U.S. revolving credit facility	71.2	157.1
Repayments of our U.S. revolving credit facility	(40.8)	(74.4)
Borrowings under our last out term loan from related party	10.0	—
Repayments under our foreign revolving credit facilities	(0.6)	(5.0)
Shares of our common stock returned to treasury stock	—	(0.7)
Debt issuance costs	(6.7)	(5.4)
Other, net	—	(0.1)
Net cash from financing activities	33.1	71.5
Effects of exchange rate changes on cash	0.1	(5.2)
Net (decrease) increase in cash, cash equivalents and restricted cash	(9.8)	4.4
Less net increase in cash and cash equivalents of discontinued operations	—	1.3
Net (decrease) increase in cash, cash equivalents and restricted cash of continuing operations	(9.8)	3.1
Cash, cash equivalents and restricted cash of continuing operations, beginning of period	60.3	69.7
Cash, cash equivalents and restricted cash of continuing operations, end of period	$50.5	$72.8
(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three months ended March 31,
	2019	2018
REVENUES:
Babcock & Wilcox segment	$188.6	$159.1
Vølund & Other Renewable segment	29.5	60.0
SPIG segment	28.9	36.7
Eliminations	(15.1)	(2.7)
	$231.9	$253.2

GROSS PROFIT (LOSS):
Babcock & Wilcox segment	$31.1	$30.9
Vølund & Other Renewable segment	(2.9)	(50.4)
SPIG segment	3.7	(2.8)
Intangible asset amortization included in cost of operations	(1.1)	(1.8)

ADJUSTED EBITDA:
Babcock & Wilcox segment	$9.0	$4.2
Vølund & Other Renewable segment	(8.9)	(61.8)
SPIG segment	0.7	(7.3)
Corporate	(5.0)	(11.6)
Research and development costs	(0.7)	(1.1)
	$(5.0)	$(77.6)

AMORTIZATION EXPENSE:
Babcock & Wilcox segment	$0.2	$0.2
Vølund & Other Renewable segment	0.2	0.2
SPIG segment	0.8	1.6
	$1.2	$2.1

DEPRECIATION EXPENSE:
Babcock & Wilcox segment	$4.9	$3.1
Vølund & Other Renewable segment	0.7	1.0
SPIG segment	0.5	0.5
Corporate	—	0.3
	$6.1	$4.9

BOOKINGS:
Babcock & Wilcox segment	$187	$271
Vølund & Other Renewable segment (2)	19	46
SPIG segment	12	27
Other/Eliminations	(2)	(1)
	$216	$343

	As of March 31,
BACKLOG:	2019	2018
Babcock & Wilcox segment	$384	$565
Vølund & Other Renewable segment	317	994
SPIG segment	70	165
Other/Eliminations	(5)	(42)
	$766	$1,682
(1) Figures may not be clerically accurate due to rounding.
(2) Vølund & Other Renewable bookings includes the revaluation of backlog denominated in currency other than U.S. dollars, which was $3.5 million and $18.1 million, for the three months ended March 31, 2019, and 2018, respectively.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(1)
(In millions)

	Three months ended March 31,
	2019	2018
Adjusted EBITDA (2)
Babcock & Wilcox segment(3)	$9.0	$4.2
Vølund & Other Renewable segment	(8.9)	(61.8)
SPIG segment	0.7	(7.3)
Corporate(4)	(5.0)	(11.6)
Research and development costs	(0.7)	(1.1)
Total Adjusted EBITDA	(5.0)	(77.6)

Restructuring activities and spin-off transaction costs	(6.1)	(6.9)
Financial advisory services	(4.0)	(3.1)
Settlement cost to exit Vølund contract(5)	(6.6)	—
Advisory fees for settlement costs and liquidity planning	(3.1)	—
Impairment of equity method investment in TBWES	—	(18.4)
Gain on sale of equity method investment in BWBC	—	6.5
Depreciation & amortization	(7.3)	(7.0)
Operating loss	(32.0)	(106.4)
Interest expense, net	(10.6)	(13.3)
Net pension benefit before MTM	3.4	7.0
MTM loss from benefit plans	(0.4)	—
Foreign exchange	(10.2)	2.5
Other – net	0.4	0.4
Loss before income tax expense	(49.2)	(109.9)
Income tax expense	0.6	7.0
Loss from continuing operations	(49.9)	(116.8)
Loss from discontinued operations, net of tax	—	(3.5)
Net loss	(49.9)	(120.3)
Net income (loss) attributable to noncontrolling interest	0.1	(0.1)
Net loss attributable to stockholders	$(49.8)	$(120.4)

(1) Figures may not be clerically accurate due to rounding.

(2) Adjusted EBITDA is not a calculation based on generally accepted accounting principles (GAAP). The amounts included in Adjusted EBITDA, however, are derived from amounts included in the Consolidated Statements of Earnings. Adjusted EBITDA should not be considered an alternative to net earnings (loss), operating profit (loss) or operating cash flows. B&W has presented adjusted EBITDA as it is regularly used by many of our investors and is presented as a convenience to them. Adjusted EBITDA, as presented in this calculation however, differs from the EBITDA calculation used to compute our leverage ratio and interest coverage ratio as defined by our Amended Credit Agreement.

(3) The Babcock & Wilcox segment adjusted EBITDA for the three months ended March 31, 2018 excludes $7.0 million of net benefit from pension and other postretirement benefit plans, excluding MTM adjustments, that were previously included in the segment results. Beginning in 2019, Net pension benefits are no longer allocated to the segments, and prior periods have been adjusted to be presented on a comparable basis.

(4) Allocations are excluded from discontinued operations. Accordingly, allocations previously absorbed by the MEGTEC and Universal businesses in the SPIG segment have been included with other unallocated costs in Corporate, and total $2.9 million in the three months ended March 31, 2018.

(5) In March 2019, we entered into a settlement in connection with an additional European waste-to-energy EPC contract, for which notice to proceed was not given and the contract was not started. The settlement eliminates our obligations and our risk related to acting as the prime EPC should the project move forward.